Exhibit 99.1

CONTACTS:
Investors: Darby Schoenfeld	Media: Martha O’Gorman
JTH Holding, Inc.	JTH Holding, Inc.
Director of Investor Relations	Chief Marketing Officer
(757) 453-6047	(757) 301-8022
darby.schoenfeld@libtax.com	martha@libtax.com

JTH Holding, Inc. Postpones Release of Fiscal Year 2013 Results

Virginia Beach, VA (July 23, 2013) — JTH Holding, Inc. (NASDAQ: TAX), the parent company of Liberty Tax Service, today announced that it will postpone the release of its financial results for the year ended April 30, 2013 and that it intends to file a Form 12b-25 (Notification of Late Filing) with the U.S. Securities and Exchange Commission (the “SEC”) with regard to its Annual Report on Form 10-K for the year ended April 30, 2013 which is required to be filed with the SEC on or before July 29, 2013.  The filing of the Form 12b-25 would provide the Company with an additional 15 calendar days to file its Form 10-K.

The Company has been in discussions with the staff (the “Staff”) of the SEC’s Division of Corporation Finance regarding a comment letter received from the Staff relating to the Company’s Form 10-K for the fiscal year ended April 30, 2012 and Form 10-Q for the quarterly period ended January 31, 2013.

The Staff’s inquiry has predominately focused on the Company’s accounting policies surrounding the timing of franchise fee revenue recognition for both territory and area developer sales.  Since receipt of the Staff’s comment letter, the Company has been engaged with the Staff in a comment and reply process with related telephonic communications regarding these matters.  As a part of this process, the Company is reviewing its revenue recognition policies in light of the Staff’s comments and has engaged outside advisors to help facilitate this review.  While the Company is making every effort to complete this process as quickly as possible, it can provide no assurance that the Company will complete its review or resolve the Staff’s comments in time to allow for it to meet the extended filing deadline.

Based on information to date, the Company believes any impact resulting from this review process will not have an impact on its net cash position.  At April 30, 2013, the Company had a zero balance on its $143 million revolving credit facility and a long-term debt balance of approximately $24 million.  Cash and marketable securities were approximately $23 million as of the same date.

About JTH Holding, Inc.

Founded in 1997 by CEO John T. Hewitt, JTH Holding, Inc. is the parent company of Liberty Tax Service.  As the fastest-growing tax preparation franchise, Liberty Tax Service has prepared over 12 million individual income tax returns.  Liberty Tax Service also offers an online tax service, eSmart Tax, which enables customers to do their own taxes wherever there’s a computer.  eSmart Tax is backed by the tax professionals at Liberty Tax Service and its nationwide network of over 30,000 tax preparers, ready to offer their assistance at any time. For a more in-depth look at Liberty Tax Service, visit www.libertytax.com.

Forward Looking Statements

In addition to historical information, this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including implied and express statements regarding the Company’s anticipated filing timeline and any resulting impact on its net cash position.  These forward-looking statements, as well as any additional guidance the Company may provide, are based upon the Company’s current expectations and there can be no assurance that such expectations will prove to be correct. Because forward-looking statements involve risks and uncertainties and speak only as of the date on which they are made, the Company’s actual results could differ materially from these statements. These risks and uncertainties relate to, among other things, the impact the SEC review process may have on our historical financial results, uncertainties regarding the Company’s ability to attract and retain clients; meet its prepared returns targets; competitive factors; the Company’s effective income tax rate; litigation defense expenses and costs of judgments or settlements; and changes in market, economic, political or regulatory conditions. Information concerning these risks and uncertainties is contained in the Company’s annual report on Form 10-K and in other filings by the Company with the Securities and Exchange Commission. The Company does not undertake any duty to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

###